EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 Investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Fourth Quarter and Full Year 2014 Results

Dallas (March 30, 2015) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2014. For the three months ended December 31, 2014, the Company reported net income applicable to common shares of $26.7 million or $1.91 per diluted earnings per share, as compared to net income applicable to common shares of $38.4 million or $3.33 per diluted earnings per share for the same period ended 2013.

For the twelve months ended December 31, 2014, we reported net income applicable to common shares of $28.8 million or $2.28 per diluted earnings per share, as compared to net income applicable to common shares of $38.8 million or $3.36 per diluted earnings per share for the same period ended 2013.

The current year net, income applicable to common shares of $28.8 million includes $17.6 million of depreciation expense, a credit of $3.6 million of litigation settlement expense and gains from the sales of real estate holdings of $62.4 million.

Management's efforts to enhance the value of our overall portfolio has resulted in the continuing improvement in the Company's results of operations. We continue to see growth in the multifamily market with increasing rents, stable operating expenses, and an occupancy rate over 94%. We are diligent in our mission to provide high-quality living opportunities to our tenants.

In our commercial portfolio, we are seeing the benefit of our efforts with new leases executed and increasing rents as first year concessions expire. We believe that we will continue to see growth in our commercial portfolio as the economic conditions improve and we capitalize on the influx of attractive prospects in the pipeline.

Our ability to take advantage of lower-interest rate mortgages available has reduced our monthly obligations and increased cash flow within our multifamily portfolio.

The positive results of operations has allowed the Company to invest in mortgage receivables in various multifamily projects not under the Company's ownership. We will continue to invest in the multifamily market, as conditions are optimal for achieving a high return on our investment.

In the current period, rental and other property revenues increased within the apartment portfolio by $2.5 million mainly due to increased rental rates and high occupancy. The commercial portfolio decreased by $3.8 million primarily due to a lease termination fee that was received in the prior year.

Property operating expenses were $42.1 million for the twelve months ended December 31, 2014, representing an increase of $2.8 million as compared to the same period in the previous year. Operating expenses have remained consistent with prior periods due to labor efficiencies and improvements in preventative maintenance across the portfolio, with only an increase in real estate taxes as a result of the increase in the value of our portfolio and some non-recurring repair projects completed in the current year.

Litigation settlement expense was a credit of $3.6 million for the twelve months ended December 31, 2014, representing a decrease of $23.9 million as compared to the same period in the previous year. The majority of the credit to the current year litigation expense was due to a settlement with the lender relating to one of the commercial properties in which the balance in the amount of $3.5 million was forgiven. Matters were settled in the prior year in order to avoid future litigation and legal expenses.

About American Real& Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2014	2013	2012
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $701, $670 and $587 for the year ended 2014, 2013 and 2012, respectively, from related parties)	$79,412	$80,750	$81,849

Expenses:
Property operating expenses (including $645, $699 and $879 for the year ended 2014, 2013 and 2012, respectively, from related parties)	42,124	39,318	40,000
Depreciation	17,593	15,954	14,873
General and administrative (including $3,628, $3,646 and $3,539 for the year ended 2014, 2013 and 2012, respectively, from related parties)	10,282	7,919	6,037
Provision on impairment of notes receivable and real estate assets	-	18,980	2,330
Net income fee to related party	3,669	4,089	180
Advisory fee to related party	8,943	10,166	10,182
Total operating expenses	82,611	96,426	73,602
Operating income (loss)	(3,199)	(15,676)	8,247

Other income (expense):
Interest income (including $19,029, $19,110 and $14,182 for the year ended 2014, 2013 and 2012, respectively, from related parties)	20,054	19,445	14,612
Other income (including $0, $0 and $6,000 for the year ended 2014, 2013 and 2012, respectively, from related parties)	1,415	10,163	7,770
Mortgage and loan interest (including $3,660, $3,927 and $3,692 for the year ended 2014, 2013 and 2012, respectively, from related parties)	(35,416)	(36,158)	(38,224)
Deferred borrowing costs amortization	(2,556)	(2,952)	(684)
Loan charges and prepayment penalties	(2,854)	(5,557)	(3,574)
Loss on the sale of investments	(92)	(283)	(118)
Earnings from unconsolidated subsidiaries and investees	347	391	372
Litigation settlement	3,591	(20,313)	(175)
Total other expenses	(15,511)	(35,264)	(20,021)
Loss before gain (loss) on land sales, non-controlling interest, and taxes	(18,710)	(50,940)	(11,774)
Gain (loss) on land sales	561	(455)	5,475
Loss from continuing operations before tax	(18,149)	(51,395)	(6,299)
Income tax benefit (expense)	20,413	40,513	(144)
Net income (loss) from continuing operations	2,264	(10,882)	(6,443)
Discontinued operations:
Loss from discontinued operations	(3,557)	(2,634)	(9,297)
Gain on sale of real estate from discontinued operations	61,879	98,951	8,885
Income tax benefit (expense) from discontinued operations	(20,413)	(33,711)	144
Net income (loss) from discontinued operations	37,909	62,606	(268)
Net income (loss)	40,173	51,724	(6,711)
Net (income) loss attributable to non-controlling interests	(9,288)	(10,448)	1,126
Net income (loss) attributable to American Realty Investors, Inc.	30,885	41,276	(5,585)
Preferred dividend requirement	(2,043)	(2,452)	(2,452)
Net income (loss) applicable to common shares	$28,842	$38,824	$(8,037)

Earnings per share - basic
Loss from continuing operations	$(0.71)	$(2.07)	$(0.67)
Income (loss) from discontinued operations	2.99	5.43	(0.02)
Net income (loss) applicable to common shares	$2.28	$3.36	$(0.69)

Earnings per share - diluted
Loss from continuing operations	$(0.71)	$(2.07)	$(0.67)
Income (loss) from discontinued operations	2.99	5.43	(0.02)
Net income (loss) applicable to common shares	$2.28	$3.36	$(0.69)

Weighted average common shares used in computing earnings per share	12,683,956	11,525,389	11,525,389
Weighted average common shares used in computing diluted earnings per share	12,683,956	11,525,389	11,525,389

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(7,024)	$(21,330)	$(5,317)
Income (loss) from discontinued operations	37,909	62,606	(268)
Net income (loss)	$30,885	$41,276	$(5,585)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$810,214	$799,698
Real estate held for sale at cost, net of depreciation ($0 in 2014 and $2,390 in 2013 )	-	16,427
Real estate subject to sales contracts at cost, net of depreciation ($2,300 in 2014 and $1,949 in 2013)	19,026	27,598
Less accumulated depreciation	(129,477)	(143,429)
Total real estate	699,763	700,294
Notes and interest receivable
Performing (including $139,466 in 2014 and $145,754 in 2013 from related parties)	149,484	153,275
Non-performing	3,161	3,140
Less allowance for estimated losses (including $15,537 in 2014 and $15,809 in 2013 from related parties)	(18,279)	(19,600)
Total notes and interest receivable	134,366	136,815
Cash and cash equivalents	12,299	16,437
Restricted cash	49,266	32,929
Investments in unconsolidated subsidiaries and investees	4,279	3,789
Receivable from related party	21,414	14,086
Other assets	44,111	38,972
Total assets	$965,498	$943,322

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$638,891	$618,930
Notes related to assets held for sale	1,552	17,100
Notes related to assets subject to sales contracts	18,616	23,012
Deferred revenue (including $72,564 in 2014 and $74,303 in 2013 from sales to related parties)	74,409	76,148
Accounts payable and other liabilities (including $11,024 in 2014 and $15,394 in 2013 to related parties)	52,442	73,271
	785,910	808,461

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,461,252 and 3,353,954 shares in 2014 and 2013, respectively (liquidation preference $10 per share), including 900,000 shares in 2014 and 2013 held by ARL. Series K: $2.00 par value, authorized, issued and outstanding zero and 135,000 shares in 2014 and 2013, respectively (liquidation preference $22 per share)	3,126	4,908
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 14,443,404 and 11,941,174 shares and outstanding 14,027,619 and 11,525,389 shares in 2014 and 2013, respectively; including 140,000 shares held by TCI (consolidated) in 2014 and 229,214 shares held by TCI (consolidated) in 2013.	141	115
Treasury stock at cost; 415,785 shares in 2014 and 2013 and 140,000 shares held by TCI (consolidated) as of 2014 and 229,214 shares held by TCI (consolidated) as of 2013	(6,395)	(6,395)
Paid-in capital	108,378	102,974
Retained earnings	19,090	(11,795)
Total American Realty Investors, Inc. shareholders' equity	124,340	89,807
Non-controlling interest	55,248	45,054
Total equity	179,588	134,861
Total liabilities and equity	$965,498	$943,322